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                                                                      Exhibit 10




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-89775 of Merrill Lynch Focus Twenty Fund, Inc. (the "Fund") on Form N1-A of our reports dated January 9, 2004 for the Fund and Master Focus Twenty Trust, both appearing in the November 30, 2003 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 24, 2004